Exhibit 10.74

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of Executive’s date of hire, June 21, 2010 (the “Effective Date”), by and between Inventure Foods, Inc., a Delaware corporation, (the “Company”), and Rick Suchenski, (the “Executive”).

WITNESSETH:

WHEREAS, Executive is not currently employed with the Company and the Company desires to attract and retain the services of Executive, and Executive desires to become employed by the Company, on the terms and conditions of this Agreement.

NOW, THERFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

1.                                       Employment.  The Company agrees to employ Executive as Senior Vice President of Sales & Marketing of the Company, and Executive accepts such employment and agrees to perform full-time employment services for the Company, subject always to resolutions of the Board of Directors of the Company (the “Board”), for the period and upon the other terms and conditions set forth in this Agreement.

2.                                       Term.  The term of Executive’s employment hereunder (the “Term”) shall commence on the Effective Date, and shall continue until this Agreement is terminated upon written notice by either party as set forth in Section 5 below, for any reason whatsoever, this being an “at will” employment agreement. Sections 6 and 7 of this Agreement shall govern the amount of any compensation to be paid to Executive upon termination of this Agreement and his employment.

3.                                       Position and Duties.

3.1                                 Service with the Company.  During the Term of this Agreement, Executive agrees to perform such executive employment duties as the President or Chief Executive Officer shall reasonably assign to him from time to time.

3.2                                 No Conflicting Duties.  Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in the Agreement, and that during the Term of this Agreement, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement or Executive’s fiduciary obligations to the Company.

4.                                       Compensation and Benefits.

4.1                                 Annual Review and Base Salary.  The Executive will receive annual performance and merit reviews effective at or around April each year.  As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive an annual salary of $280,000.00 (the “Base Salary”).  The Base Salary shall be subject to review and change at the discretion of the President or  the Board (or its Compensation Committee), however, the Base Salary may not be decreased without the written consent of the Executive. The Company shall pay the Base Salary to Executive on the Company’s regularly scheduled paydays in accordance with the Company’s normal payroll procedures and policies.

4.2                                 Bonuses.  Executive will be eligible for annual bonuses as determined by the Board (or its Compensation Committee) in its discretion.

4.3                                 Participation in Benefit Plan.  Executive shall be included to the extent eligible thereunder in any and all plans of the Company providing general benefits for the Company’s executive employees, including, without limitation, medical, dental, vision, disability, life insurance, 401(k) plan, NQDC plan, sick days, vacation, and holidays.  Executive’s participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto.  In addition, Executive shall be eligible to participate in all non-qualified deferred compensation and similar compensation, bonus and stock plans offered, sponsored or established by the Company on substantially the same basis as other executives of the Company.

4.4                                 Business Expenses.  In accordance with the Company’s policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate supporting documentation.

4.5                                 Automobile Allowance.  The Company shall pay Executive $900.00 per month as an automobile allowance, less any required withholdings for tax purposes (the “Monthly Car Allowance”).  Executive shall procure and maintain adequate insurance coverage on the automobile he uses for Company purposes.  Executive acknowledges that he may recognize taxable income in connection with these payments and that these amounts will be reflected on Executive’s W-2, if required by law.

4.6                                 Relocation.  Inventure Foods will pay or reimburse up to $70,000 for reasonable and necessary out-of-pocket relocation expenses.  Taxes will be withheld from the relocation expenses as required by applicable law on those items that are subject to those appropriate taxes.

5.                                       Termination.

5.1                                 Disability.  At the Company’s election, Executive’s employment and this Agreement shall terminate upon Executive’s becoming totally or permanently disabled for a period of ninety (90) days or more in any twelve (12) month period. For purposes of this Agreement, the term “totally or permanently disabled” or “total or permanent disability” means Executive’s inability on account of sickness or accident, whether or not job-related, to engage in regularly or to perform adequately his assigned duties under this Agreement.  A reasonable determination by the Company of the existence of a disability shall be conclusive for all purposes hereunder.  In making such determination of disability, the Company may utilize such advice and consultation as the Company deems appropriate, but there is no requirement of procedure or formality associated with the making of a determination of disability.

5.2                                 Death of Executive.  Executive’s employment and this Agreement shall terminate immediately upon the death of Executive.

5.3                                 Termination for Cause.  The Company may terminate Executive’s employment and this Agreement at any time for “Cause” (as hereinafter defined) immediately upon written notice to Executive. As used herein, the term “Cause” shall mean a determination in good faith by the Company of one or more of the following by Executive:

5.3.1                        Committed a criminal act or a single act of fraud, embezzlement, theft, breach of trust, or other act of gross misconduct;

5.3.2                        Been arraigned, indicted, formally charged, or convicted of any felony or any crime involving dishonesty, fraud, theft, or moral turpitude, whether or not related to Executive’s employment with the Company;

5.3.3                        Been arraigned, indicted, formally charged, or convicted of any crime or offense that, in the reasonable good faith judgment of the Company, has or could materially damage the reputation of the Company or would materially interfere with Executive’s performance of services to the Company;

5.3.4                        Willful misconduct or gross negligence with regard to the Company having a material adverse affect on the Company;

5.3.5                        Violated any material written Company policy or rules of the Company, after written notice from the Company and a reasonable opportunity to cure (if deemed curable by the Company in its sole discretion) not to exceed fifteen (15) days;

5.3.6                        Willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, as amended, provided that such violation or noncompliance resulted in material economic harm to the Company;

5.3.7                        Refused to, or failed to attempt in good faith to, perform the Executive’s duties or to follow the written directions given to Executive by the Board or the Chief Executive Officer after written notice from the Company and a reasonable opportunity to cure (if deemed curable by the Company in its sole discretion) not to exceed fifteen (15) days; or

5.3.8                        Breached any covenant or obligation under this Agreement or other agreement with the Company, after written notice from the Company and a reasonable opportunity to cure (if deemed curable by the Company in its sole discretion) not to exceed fifteen (15) days.

5.4                                 Resignation.  Executive’s employment and this Agreement shall terminate on the earlier of the date that is one (1) month following the written submission of Executive’s resignation to the Company or the date such resignation is accepted by the Company.

5.5                                 Termination Without Cause.  The Company may terminate Executive’s employment and the Agreement without cause upon written notice to Executive.  Termination “without cause” shall mean termination of employment on any basis (including no reason or no cause) other than termination of Executive’s employment hereunder pursuant to Sections 5.1, 5.2, 5.3, or 5.4.

5.6                                 Surrender of Records and Property.  Upon termination of his employment with the Company or when requested at any time by the Company, Executive shall deliver promptly to the Company all credit cards, computer equipment, cellular telephone, records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data tables, calculations or copies thereof, that are the property of the Company and that relate in any way to the business, strategies, products, practices, processes, policies, or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company that in any of these cases are in his possession or under his control, and Executive shall also remove all such information from any personal computers and other data devices that he owns or controls.

6.                                       Compensation Upon the Termination of Executive’s Employment.

6.1                                 In the event that Executive’s employment and this Agreement are terminated pursuant to Section 5.1 (Disability), 5.3 (Cause) or 5.4 (Resignation), then the Executive shall be entitled to receive Executive’s then current Base Salary through the date his employment is terminated, but no other compensation of any kind or amount.

6.2                                 In the event Executive’s employment and this Agreement are terminated pursuant to Section 5.2 (Death), Executive’s beneficiary or a beneficiary designated by Executive in writing to the Company, or in the absence of such beneficiary, Executive’s estate, shall be entitled to receive Executive’s then current Base Salary through the end of the month in which his death occurs, but no other compensation of any kind or amount.

6.3                                 Unless Section 7 applies, in the event Executive’s employment and this Agreement are terminated by the Company pursuant to Section 5.5 (Without Cause), the Company shall pay to Executive, as a severance allowance, the following amounts, but no other compensation or benefits of any kind or amount:

6.3.1                        Executive’s then current monthly Base Salary and Executive’s Monthly Car Allowance for the five (5) month period following the date of termination, paid on the Company’s regular paydays throughout that 5-month period; and

6.3.2                        Reimbursement on a fully taxable basis for the cost of COBRA continuation coverage for the five (5) month period; provided, however, that (a) this obligation will immediately terminate upon Executive becoming eligible for health insurance coverage with a new employer (and Executive must provide prompt written notice to the Company of Executive’s obtaining new employment) and (b) to the extent that the provision of health benefits or reimbursement of premiums and other out-of-pocket costs for health benefits would trigger federal excise tax payable by the Company pursuant to Section 2716 of the Public Health Service Act, such benefits and reimbursements will not be provided.

7.                                       Change of Control.  In the event of both a Change in Control (as defined below) and the occurrence of Good Reason (as defined below), this Agreement and Executive’s employment will hereunder will terminate and the Company shall, within thirty (30) days after occurrence of the last of these conditions, pay Executive a lump sum amount equal to fifty percent (50%) of Executive’s then current annual Base Salary.  Executive shall be entitled to receive this payment only if he complies with his continuing obligations to the Company as set forth in this Agreement.

7.1                                 Definition of Change in Control.  As used herein, a “Change in Control” means both: (a) a change in the composition of the Board, as a result of which less than a majority of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; and (b) one of the following events has occurred:  (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 30% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation, or other reorganization; or (ii) the sale, transfer, or other disposition of all or substantially all of the Company’s assets.  A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

7.2                                 Definition of Good Reason.  As used herein, “Good Reason” means:

7.2.1                        Termination by the Company of Executive’s employment and this Agreement without cause (as that term is defined in Section 5.5) within three (3) months before, or within twelve (12) months after, a Change in Control; or

7.2.2                        If any of the following events occurs and the Company fails to cure such occurrence prior to the expiration of a period of thirty (30) days after delivery by Executive to the Company of a written notice setting forth the nature and extent of such occurrence:  (a) a material reduction in Executive’s title, status, authority, or responsibility at the Company within twelve (12) months after a Change in Control; (b) within twelve (12) months after a Change in Control, there is a material reduction in the benefits that were in effect for the

Executive immediately prior to the Change in Control, and comparable reductions have not been made in the benefits of the other members of senior management of the Company; (c) except with Executive’s prior written consent, relocation of Executive’s principal place of employment to a location outside Maricopa County, Arizona within twelve (12) months following a Change in Control; or (d) any material breach by the Company of its material obligations under this Agreement within twelve (12) months following a Change in Control.

8.                                       Release.  Each obligation of the Company to provide Executive with the severance allowance and benefits set forth in Section 6.3 and Section 7 shall be subject to the satisfaction of both of the following conditions precedent:

8.1                                 Prior to the expiration of any applicable statutory period during which Executive is entitled to revoke such release (not to exceed 60 days), Executive must execute and deliver to the Company a legal release in the form attached as Exhibit A (as the same may be revised from time to time on advice of counsel to comply with changes in applicable law), by which Executive releases the Company and its affiliates, directors, officers, employees, agents and others affiliated with the Company from any and all obligations and liabilities of any type whatsoever under this Agreement or in connection with Executive’s employment with the Company, the termination of Executive’s employment, or the termination of this Agreement, including but not limited to any rights to receive equity or other compensation or benefits from the Company, except for the Company’s obligations with respect to the severance allowance and benefits set forth in Section 6.3 and Section 7.  If Executive’s date of termination and the last day of any applicable statutory revocation period could fall in two separate taxable years, regardless of when Executive actually executes and delivers the release, payments will not commence until the later taxable year.

8.2                                 Executive shall have been, be and remain in compliance with each of Executive’s obligations under Section 10 below.

9                                          Ventures.  If, during the Term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program, or venture involving the Company and a third party or parties, all rights in the project, program, or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as approved in writing by the Board, Executive shall not be entitled to any interest in such project, program, or venture or to any commission, finder’s fee, or other compensation in connection therewith other than the Base Salary to be paid to Executive as provided in this Agreement.

10                                    Restrictions.

10.1                           Definitions.  For the purposes of the Agreement, the following terms shall have the following meanings:

10.1.1                  “Trade Secrets” means information that is not generally known about the Company or its business, including without limitation about its products, recipes, projects, designs, development or experimental work, computer programs, data bases, know-

how, processes, customers, suppliers, business plans, marketing plans and strategies, financial or personnel information, and information obtained from third parties under confidentiality agreements.  “Trade Secrets” also means formulas, patterns, compilations, programs, devices, methods, techniques, or processes that derive independent economic value, actual or potential from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  In particular, the parties agree and acknowledge that the following list, which is not exhaustive and is to be broadly construed, enumerates some of the Company’s Trade Secrets, the disclosure of which would be wrongful and would cause irreparable injury to the Company; (i) recipes for the Company’s specialty potato chips, other salted snack foods, and other food products; (ii) manufacturing processes for the foregoing products (iii) pricing information; (iv) product development, marketing, sales, customer, and supplier information related to any Company product or service available commercially or in any stage of development during Executive’s employment with the Company; and (v) Company marketing and business strategies, ideas, and concepts.  Executive acknowledges that the Company’s Trade Secrets were and are designed and developed by the Company at great expense and over lengthy periods of time, are secret, confidential, and unique, and constitute the exclusive property of the Company.

10.1.2                  “Restricted Field” means the business of manufacturing, developing, marketing, and/or selling specialty potato chips or other salted snack foods or other business activities in which the Company engages during the Term.  The Company is in the business of developing, manufacturing, and selling these products in the Business Territory.

10.1.3                  “Non-Competition Period” means a period of 12 months after the termination of Executive’s employment with the Company unless a court of competent jurisdiction determines that the Period is unenforceable under applicable law because it is too long, in which case the Non-Competition Period shall be for the longest of the following periods that the court determines that the court determines is reasonable under the circumstances: 11 months, 10 months, 9 months, 8 months, 7 months, or 6 months, after the termination of Executive’s employment with the Company.

10.1.4                  “Business Territory” means the entire United States, unless a court of competent jurisdiction determines that that geographic scope is unenforceable under applicable law because it is too broad, in which case the Business Territory shall be amended by eliminating geographical areas and states from the following list until the Business Territory is determined to be reasonable:  Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming, Maricopa County, Arizona, Phoenix, Arizona. The parties acknowledge and agree that if any of the geographic areas or States listed above are required by law to be eliminated, it would be fair and appropriate to do so in the inverse order of the volume or revenue received in the prior twelve (12) months by the Company from such area or State at the time of determination.

10.1.5                  “Non-Solicitation Period” means a period of 12 months after the termination of Executive’s employment with the Company.

10.2                           Non-Disclosure Obligations.  Executive shall not at any time, during or after the Term of this Agreement, without the express written consent of an officer of the Company, publish, disclose, or divulge to any person, firm or corporation, or use directly or indirectly for the Executive’s own benefit or for the benefit or any person, firm, corporation or entity other than the Company, any Trade Secrets of the Company.

10.3                           Non-Competition Obligations.  Executive acknowledges the substantial amount of time, money and effort that the Company has spent and will spend in developing its products and other strategically important information (including Trade Secrets), and agrees that during the Non-Competition Period, Executive will not, alone or with others, directly or indirectly, as an employee, agent, consultant, advisor, owner, manager, lender, officer, director, employee, partner, stockholder, or otherwise, engage in any Restricted Field activities in the Business Territory, nor have any such relationship with any person or entity that engages in Restricted Field activities in the Business Territory; provided, however, that nothing in this Agreement will prohibit Executive from owning a passive investment of less than one percent of the outstanding equity securities of any company listed on any national securities exchange or traded actively in any national over-the-counter market so long as Executive has no other relationship with such company in violation of this Agreement.  The Non-Competition Period set forth in this Section 10.3 shall be tolled during any period in which the Executive is in breach of the restrictions set forth herein.

10.4                           Agreement Not to Solicit Customers.  Executive agrees that during Executive’s employment with the Company hereunder and during the Non-Solicitation Period, Executive will not, either directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, to any business that engages in Restricted Field activities in the Business Territory (i) any person or entity whose account with the Company was sold or serviced by or under the supervision of Executive during the twelve (12) months preceding the termination of such employment, or (ii) any person or entity whose account with the Company has been directly solicited at least twice by the Company within the year preceding the termination of employment (the “Customers”).  The Non-Solicitation Period set forth in this Section 10.4 shall be tolled during any period in which the Executive is in breach of the restrictions set forth herein.

10.5                           Agreement Not to Solicit Employees.  Executive agrees that during Executive’s employment with the Company hereunder and during the Non-Solicitation Period, Executive will not, either directly or indirectly, on Executive’s own behalf or in the service or on the behalf of others solicit, divert, or hire away, or attempt to solicit, divert, or hire away any person then employed by the Company, nor encourage anyone to leave the Company’s employ.  The Non-Solicitation Period set forth in the Section 10.5 shall be tolled during any period in which the Executive is in breach of the restrictions set forth herein.

10.6                           Non-Disparagement.  Executive agrees that during Executive’s employment with the Company hereunder and thereafter, he will not, either directly or indirectly, disparage, defame, or besmirch the reputation, character, or image of the Company or its products, services, employees, directors, or officers.

10.7                           Reasonableness.  Executive and the Company agree that the covenants set forth in this Agreement are appropriate and reasonable when considered in light of the nature and extent of the Company’s business.  Executive further acknowledges and agrees that (i) the Company has a legitimate interest in protecting the Company’s business activities and its current, pending, and potential Trade Secrets; (ii) the covenants set forth herein are not oppressive to Executive and contain reasonable limitations as to time, scope, geographical area, and activity; (iii) the covenants do not harm in any manner whatsoever the public interest; (iv) Executive’s chosen profession, trade or business is in manufacturing, developing, and selling retail food products (the “Profession”); (v) the Restricted Field is only a very small or limited part of the Profession, and Executive can work in many different jobs in Executive’s Profession besides those in the Restricted Field; (vi) the covenants set forth herein do not completely restrain Executive from working in Executive’s Profession, and Executive can earn a livelihood in Executive’s Profession without violating any of the covenants set forth herein; (vii) Executive has received and will receive substantial consideration for agreeing to such covenants, including without limitation the consideration to be received by Executive under this Agreement; (viii) if Executive were to work for a competing company that engages in activities in the Restricted Field, there would be a substantial risk that Executive would inevitably disclose Trade Secrets to that company; (ix) the Company competes with other companies that engage in Restricted Field Activities in the Business Territory, and if Executive were to engage in prohibited activities in the Restricted Field within the Business Territory, it would harm the Company; (x) the Company expends considerable resources on hiring, training, and retaining its employees and if Executive were to engage in prohibited activities during the Non-Solicitation Period, it would harm the Company; and (xi) the Company expends considerable resources acquiring, servicing, and retaining its Customers and if Executive were to engage in prohibited activities during the Non-Solicitation Period it would harm the Company.

11.                                 Assignment.  This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or (iii) of which 30% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company.  Upon such assignment by the Company, the Company shall attempt to obtain the assignee’s written agreement enforceable by Executive to assume and perform, from and after the date of such assignment, the terms, conditions, and provisions imposed by this Agreement upon the Company.  After any such assignment by the Company and such written agreement by the assignee, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 11.

12.                                 Other Provisions.

12.1                           Governing Law.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Arizona without reference to conflicts of law provisions thereof.

12.2                           Injunctive Relief.  Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement.  Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement.  This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

12.3                           Prior Agreements.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein.

12.4                           Taxes.

12.4.1                  Withholding Taxes and Right of Offset.  The Company may withhold from all payments and benefits under this Agreement all federal, state, city, or other taxes as are required pursuant to any law or governmental regulation or ruling.  Executive agrees that the Company may offset any payments owed to Executive pursuant to this Agreement or otherwise against any amounts owed by the Executive to the Company.

12.4.2                  Section 409A of Internal Revenue Code.  Executive acknowledges and agrees that the Company has not provided any tax advice to Executive in connection with this Agreement and Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments and benefits that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.  While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).  Notwithstanding any provision in this Agreement to the contrary:

(a)                                  If any payment under this Agreement is determined to be subject to Section 409A of the Code, this Agreement shall be interpreted and administered such that such payments comply to the fullest extent possible with Section 409A of the Code.  The payment (or commencement of a series of payments) of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive have also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Agreement as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”

(b)                                 Any payment otherwise required to be made to Executive hereunder at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”).  On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(c)                                  Each payment hereunder shall be deemed to be a separate and distinct payment for purposes of Section 409A of the Code.

(d)                                 To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

12.5                           Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by Executive and the Company.

12.6                           No Waiver.  No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

12.7                           Severability.  To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

12.8                           Survivability.  Sections 6, 7, 8, 10, 11, and 12 of this Agreement shall survive the termination of this Agreement and the termination of Executive’s employment with the Company.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set for above.

“Company”:

Inventure Foods, Inc

By:	/s/ Kirk Roles
Kirk Roles
Title:	SVP - Human Resources

“Executive”:
/s/ Rick Suchenski
Rick Suchenski

EXHIBIT A

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the severance allowance and benefits set forth in Section 6.3 and Section 7 of that certain Executive Employment Agreement dated June 21, 2010 between Inventure Foods, Inc. (the “Company”) and me, as amended from time to time in accordance with its terms (the “Employment Agreement”), and other good and valuable consideration, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective on the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company and each of its direct and indirect subsidiaries and affiliates, together with their respective officers, directors, partners, stockholders, employees, and agents (collectively, the “Group”) from any and all claims whatsoever up to the date hereof which I had, may have had, or now have against the Group, for or by reason of any matter, cause, or thing whatsoever, including without limitation any claim arising out of or attributable to any rights to receive equity or other compensation or benefits from the Company, my Employment Agreement or the termination of my Employment Agreement (except for the Company’s obligations with respect to the severance allowance and benefits set forth in Section 6.3 and Section 7 of the Employment Agreement), or my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation.  This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Family Medical Leave Act, the Equal Pay Act, the Older Workers’ Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Labor Management Relations Act, the Employee Polygraph Protection Act, the Arizona Employment Protection Act, the Arizona Wage Act, and the Arizona Civil Rights Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees.  The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.  Notwithstanding the foregoing, this Release shall not affect any right to indemnification, if any, I may otherwise have for actions taken within the scope of my employment.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

I expressly acknowledge and agree that I —

•                                          Am able to read the language, and understand the meaning and effect, of this Release;

•                                          Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•                                          Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the severance allowance and benefits set forth in Section 6.3 and Section 7 of the Employment Agreement in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;

•                                          Acknowledge that but for my execution of this Release, I would not be entitled to the payments described in the Employment Agreement;

•                                          Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

•                                          Had or could have [twenty-one (21)][forty-five (45)](1) days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the Review Period;

•                                          Was advised to consult with my attorney regarding the terms and effect of this Release; and

•                                          Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein.  If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit.  This paragraph shall not apply, however, to a claim of age discrimination under ADEA.

(1)                                  To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company in writing.  To be effective, such revocation must be received by such the Company no later than 5:00 p.m. on the seventh (7th) calendar day following its execution.  Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date.  I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Group will have any obligations to pay me the severance allowance and benefits set forth in Section 6.3 and Section 7 of the Employment Agreement.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns.  If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect.  The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF ARIZONA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE.  I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

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/s/ Rick Suchenski
Print Name:	Rick Suchenski
Date:	June 21, 2010